SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 27, 1997


                              SILGAN HOLDINGS INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                         33-28409                      06-1269834
---------------            -----------------------          --------------------
(State or other            (Commission File Number)            (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)





         4 Landmark Square, Stamford, Connecticut                  06901
         ---------------------------------------------------------------
         (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110


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Item 5:  Other Events.

                  Based on preliminary unaudited information, Silgan Holdings Inc. (the "Company") has announced its net sales, estimated income from operations and estimated net income for the year ended December 31, 1996.

                  The Company's net sales for the year ended December 31, 1996, based on preliminary unaudited information, were $1,405.7 million, as compared to net sales of $1,101.9 million for the year ended December 31, 1995. Net sales for the Company's metal container business for the year ended December 31, 1996 were $1,189.3 million, an increase of $307.0 million from net sales of $882.3 million for the year ended December 31, 1995. This increase is due principally to the fact that the Company had twelve months of sales in 1996 from the Food Metal and Specialty business ("AN Can") acquired by the Company in August 1995 from American National Can Company, as compared to five months of sales in 1995. Net sales of the Company's metal container business for 1996 were also slightly more than net sales, pro forma for the AN Can acquisition, of $1,184.8 million for 1995. Net sales of the Company's plastic container business for the year ended December 31, 1996 were $216.4 million, as compared to net sales of $219.6 million for the year ended December 31, 1995. This decrease was due principally to the pass through of lower resin costs, offset by an increase in unit volume.

                  The Company anticipates that benefits realized from the AN Can acquisition and improved operating performance in 1996 will result in higher income from operations for the Company for the year ended December 31, 1996, which is estimated to be approximately $123.0 million, as compared with income from operations of $69.8 million and $92.7 million, historical and pro forma for the AN Can acquisition respectively (in each case after giving effect to a charge of $14.7 million to adjust the carrying value of certain assets), for 1995.

                  The Company's net income for the year ended December 31, 1996 is estimated to be approximately $25.0 million. For the year ended December 31, 1995, the Company incurred a historical net loss of $21.8 million (which included a charge of $14.7 million to adjust the carrying value of certain assets). The increase in net income in 1996 principally reflected the aforementioned benefits realized from the acquisition of AN Can, improved operating performance and plant consolidations, and the benefits of refinancing in 1995 and 1996 a portion of the Company's 13 1/4% Senior Discount Debentures due 2002 with lower cost indebtedness.



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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SILGAN HOLDINGS INC.


                                       By:/s/ Harley Rankin, Jr.
                                          ----------------------
                                          Harley Rankin, Jr.
                                          Executive Vice President,
                                          Chief Financial Officer
                                          and Treasurer

Date:  January 27, 1996

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